                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                            PREDICTIVE SYSTEMS, INC.,

                          GLOBAL INTEGRITY CORPORATION

                                       AND

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION





















                                 APRIL 10, 2003

                                TABLE OF CONTENTS


ARTICLE I............................................................................................................1

   DEFINITIONS AND RULES OF CONSTRUCTION.............................................................................1
      1.01     Certain Definitions...................................................................................1
      1.02     Additional Definitions................................................................................2
      1.03     Rules of Construction.................................................................................5

ARTICLE II...........................................................................................................6

   SALE, TRANSFER AND CONVEYANCE OF ASSETS...........................................................................6
      2.01     Purchase and Sale of Assets...........................................................................6
      2.02     Excluded Assets.......................................................................................7
      2.04     Transfer of Title.....................................................................................7
      2.05     Liabilities to be Assumed.............................................................................7
      2.06     Further Assurances....................................................................................8

ARTICLE III..........................................................................................................8

   CONSIDERATION AND PAYMENT.........................................................................................8
      3.01     Consideration.........................................................................................8
      3.02     Payment of Purchase Price.............................................................................8
      3.03     Allocation of Purchase Price..........................................................................9

ARTICLE IV..........................................................................................................10

   CLOSING..........................................................................................................10
      4.01     Closing..............................................................................................10
      4.02     Simultaneous Transactions............................................................................10

ARTICLE V...........................................................................................................10

   REPRESENTATIONS AND WARRANTIES OF SELLER.........................................................................10
      5.01     Corporate Existence and Power........................................................................10
      5.02     Corporate Authorization..............................................................................10
      5.03     Third Party Consents and Government Authorization....................................................11
      5.04     Non-contravention....................................................................................11
      5.05     Interim Prepaid Expenses/Revenue Statement...........................................................11
      5.06     Control and Accuracy of Records......................................................................11
      5.07     Absence of Certain Changes...........................................................................12
      5.08     Litigation...........................................................................................12
      5.09     Compliance with Laws and Court Orders................................................................12
      5.10     Licenses and Permits.................................................................................13
      5.11     Title to and Leasehold Interests in Properties.......................................................13
      5.12     Contracts............................................................................................13
      5.13     Customers............................................................................................15
      5.15     Proprietary Rights...................................................................................15
      5.16     Taxes................................................................................................17
      5.17     Reserved.............................................................................................18
      5.18     Employees............................................................................................18
      5.19     Labor Matters........................................................................................18
      5.20     Related Party Transactions; Arm's Length Transactions................................................18
      5.21     Absence of Unlawful Payments.........................................................................18
      5.22     Reserved.............................................................................................19
      5.23     Finders' Fees........................................................................................19
      5.24     Full Disclosure......................................................................................19

ARTICLE VI..........................................................................................................19

   REPRESENTATIONS AND WARRANTIES OF BUYER..........................................................................19
      6.01     Corporate Existence and Power........................................................................19
      6.02     Authorization........................................................................................19
      6.03     Governmental Authorization...........................................................................19
      6.04     Non-contravention....................................................................................19
      6.05     Title to Shares......................................................................................20

ARTICLE VII.........................................................................................................20

   CONDITIONS TO CLOSING............................................................................................20
      7.01     General Conditions...................................................................................20
      7.02     Conditions to Obligations of Seller..................................................................21
      7.03     Conditions to Obligations of Buyer...................................................................21

ARTICLE VIII........................................................................................................23

   COVENANT NOT TO COMPETE; NON-SOLICITATION; CONFIDENTIALITY.......................................................23
      8.01     Noncompetition.......................................................................................23
      8.02     Nonsolicitation......................................................................................23
      8.03     Nondisclosure........................................................................................23
      8.04     Severability.........................................................................................24
      8.05     Injunctive Relief....................................................................................24

ARTICLE IX..........................................................................................................25

   CERTAIN OTHER COVENANTS AND AGREEMENTS...........................................................................25
      9.01     Efforts; Consents....................................................................................25
      9.02     Announcements........................................................................................25
      9.03     Conduct of Business Prior to Closing.................................................................25
      9.04     Exclusivity..........................................................................................26
      9.05     Delivery of Books and Records........................................................................26
      9.06     Access...............................................................................................26
      9.07     Litigation Support...................................................................................27
      9.08     Cooperation..........................................................................................27
      9.09     Personnel Matters....................................................................................27
      9.10     Transfer Taxes.......................................................................................28
      9.11     Payment of Accrued Benefits..........................................................................28
      9.12     Assumption of Accrued Vacation.......................................................................28
      9.13     Bulk Sales...........................................................................................28
      9.14     Transaction Expenses.................................................................................29
      9.15     Seller Sale Transaction; Payment to Buyer............................................................29

ARTICLE X...........................................................................................................29

   TERMINATION OF REPRESENTATIONS AND WARRANTIES....................................................................29
      10.01    Termination of Representations and Warranties; Survival of Covenants.................................29

ARTICLE XI..........................................................................................................29

   TERMINATION OF AGREEMENT.........................................................................................29
      11.01    Termination of Agreement.............................................................................29
      11.02    Effect of Termination................................................................................30

ARTICLE XII.........................................................................................................30

   MISCELLANEOUS PROVISIONS.........................................................................................30
      12.01    Amendment and Modifications..........................................................................30
      12.02    Waiver of Compliance.................................................................................30
      12.03    Remedies; Waiver.....................................................................................30
      12.04    Dispute Resolution...................................................................................30
      12.05    Notices..............................................................................................31
      12.06    Assignment...........................................................................................32
      12.07    Governing Law........................................................................................32
      12.08    Counterparts.........................................................................................32
      12.09    Headings.............................................................................................32
      12.10    Entire Agreement.....................................................................................32
      12.11    Third Parties........................................................................................32
      12.13    Representation by Counsel; Interpretation............................................................33
      12.14    Calendar Days; Business Days.........................................................................33

                             SCHEDULES AND EXHIBITS


Schedules

Schedule 2.01         List of Assets

Schedule 2.02         Excluded Assets

Schedule 2.04         Assumed Liabilities

Schedule 3.03         Allocation of Purchase Price

Schedule 3.02(b)      Interim Accounts Receivable/Deferred Revenue Statement

Schedule 7.03(e)      Required Consents

Schedule 7.03(g)      Key Employees

Schedule 9.12         Assumed Accrued Vacation


Exhibits

Exhibit A             Assignment of Trademarks

Exhibit B             Assignment of Patents

Exhibit C             Assignment and License Agreement

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of April 10, 2003, by and among Predictive Systems, Inc., a Delaware corporation ("Predictive"), Global Integrity Corporation, a wholly-owned subsidiary of Predictive and a Delaware corporation ("GI"), and Science Applications International Corporation, a Delaware corporation ("Buyer"). Predictive and GI are sometimes collectively referred to in this Agreement as "Seller." Certain capitalized terms used in this Agreement are defined elsewhere in this Agreement.


                                 R E C I T A L S

         A. Buyer desires to acquire the business operations, assets, capabilities and experience of Seller's Information Sharing and Analysis Center division (the "ISAC Business") and Seller's Open Source Intelligence division (the "OSI Business" and together with the ISAC Business, collectively, the "Business") by purchasing certain of Seller's assets, assuming certain of Seller's liabilities and employing certain of Seller's personnel, all relating to the Business.

         B. Buyer is willing to purchase, and Seller is willing to sell, substantially all of Seller's assets relating to the Business on the terms and subject to the conditions set forth in this Agreement.


                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

         1.01 Certain Definitions. Each of the following terms is defined in the article, section, provision or paragraph of this Agreement set forth opposite such term:

                  Defined Term                                                    Section
                  ------------                                                    -------

                  Affiliate                                                       5.20
                  Agreement                                                       Preamble
                  Allocation                                                      3.03
                  Allocation Amount                                               3.03
                  Assets                                                          2.01
                  Assignment and Assumption Agreement                             2.03
                  Assignment and License Agreement                                2.03

                  Defined Term                                                    Section
                  ------------                                                    -------
                  Assignment of Patents                                           2.03
                  Assignment of Trademarks                                        2.03
                  Assumed Liabilities                                             2.04
                  Bill of Sale                                                    2.03
                  Business                                                        Recital A
                  Buyer                                                           Preamble
                  Competitive Activities                                          8.01(a)(i)
                  Confidential Information                                        8.03(a)
                  Contracts                                                       2.01(c)
                  Dispute                                                         12.04(a)
                  Dispute Notice                                                  12.04(a)
                  ERISA                                                           2.04
                  Excluded Assets                                                 2.02
                  GI                                                              Preamble
                  ISAC Business                                                   Recital A
                  Noncompete Period                                               8.01(a)(ii)
                  OSI Business                                                    Recital A
                  Mindshift                                                       7.03(h)
                  Permits                                                         5.10
                  Permitted Lien                                                  5.11(a)
                  Predictive                                                      Preamble
                  Pro Forma Aggregate Sale Consideration                          9.15
                  Purchase Price                                                  3.01
                  Related Party                                                   5.20
                  Related Party Agreements                                        5.20
                  Seller                                                          Preamble
                  Shares                                                          3.01
                  Statement Objection Notice                                      3.02(b)
                  Territory                                                       8.01(a)(iii)

         1.02 Additional Definitions. The following terms, when used in this Agreement, shall have the meanings set forth below:

                  "Buyer MAE" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, except to the extent that the same results from changes in general economic conditions, acts of terrorism or the commencement of war or armed hostilities directly or indirectly involving the United States, or changes affecting the industry generally in which Buyer and its Subsidiaries operate.

                  "Claim" means claims, demands, charges, complaints, actions, causes of action, suits, proceedings, hearings and administrative proceedings.

                  "Closing" means the closing of the transactions contemplated in this Agreement.

                  "Closing Accounts Receivable/Deferred Revenue Statement" means the unaudited statement prepared by Seller in accordance with GAAP setting forth
(i) the amount of accounts receivable relating to the Business as of the Closing Date, and (ii) the amount of deferred revenue relating to the Business as of the Closing Date.

                  "Closing Adjustment Amount" means the sum of (i) the amount of the decrease in the accounts receivable listed in the Closing Accounts Receivable/Deferred Revenue Statement from the accounts receivable listed in the Interim Accounts Receivable/Deferred Revenue Statement (and any increase in such amount shall be calculated as a negative number), plus (ii) the amount of any increase in deferred revenue listed in the Closing Accounts Receivable/Deferred Revenue Statement from the amount of deferred revenue listed in the Interim Accounts Receivable/Deferred Revenue Statement (and any decrease in such amount shall be calculated as a negative number).

                  "Closing Date" means the date of the Closing.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Damages" means assessments, losses, damages, liabilities, debts, charges (including judgments and decrees which give rise to any of the foregoing), reasonable costs and expenses, including, without limitation, interest, penalties, court costs, and reasonable attorneys' fees and expenses.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "GAAP" means U.S. generally accepted accounting principles and procedures in effect on the date of this Agreement.

                  "Governmental Authority" means a governmental authority with jurisdiction over Seller, or its properties, in connection with the matters described in this Agreement, including any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, or any political subdivision thereof (including any state or any political subdivision thereof), and any tribunal or arbitrator of competent jurisdiction.

                  "Independent Accountant" means such national or regional accounting firm of good reputation as is mutually agreed upon by Buyer and Seller.

                  "Intellectual Property Rights" means any and all United States and foreign (i) patents and patent applications (including without limitation docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto, (ii) trademarks, service marks, certification marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof, (iii) copyrights and registrations thereof, (iv) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential, technical and business information, manufacturing, engineering and technical drawings, and product specifications, (v) intellectual property rights similar to any of the foregoing, (vi) computer software, and (vii) copies and tangible embodiments thereof (in whatever form or medium, including without limitation electronic media), in each case that are necessary to conduct the Business as conducted on the date hereof.

                  "Interim Accounts Receivable/Deferred Revenue Statement" means the unaudited statement prepared by Seller in accordance with GAAP attached hereto as Schedule 3.02(b) setting forth the (i) the amount of accounts receivable relating to the Business as of March 31, 2003 and (ii) the amount of deferred revenue relating to the Business as of March 31, 2003.

                  "Key Employees" means each the employees of Seller identified on Schedule 7.03(g).

                  "Knowledge" means, with respect to any Person, the knowledge of such Person or such Person's officers, directors and employees, including matters with respect to which such individuals should reasonably have knowledge.

                  "Lien" means any mortgage, lien, pledge, security interest, equitable interest, option, right of first refusal, claim, charge, encumbrance or restriction of any kind, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

                  "Material Adverse Effect" means a material adverse effect on the condition of the Assets or the results of operations of the Business, except to the extent that the same results from actions taken by Buyer in connection with the transactions contemplated hereby, the announcement of the transactions contemplated hereby, changes in general economic conditions, acts of terrorism or the commencement of war or armed hostilities directly or indirectly involving the United States, or changes affecting the industry generally in which Seller operates the Business.

                  "Non-Disclosure Agreement" means the Non-Disclosure Agreement dated November 13, 2002, by and between Predictive and Buyer.

                  "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or agency or instrumentality thereof.

                  "Seller Intellectual Property Rights" means all Intellectual Property Rights that are owned by Seller and used, licensed, exercised, or exploited, or otherwise necessary for, the Business as currently conducted or as currently proposed to be conducted, but excluding any Intellectual Property Rights associated with the Excluded Assets.

                  "Seller Letter" means and refers to the letter from Seller to Buyer dated the date hereof and identifying exceptions to the warranties and representations set forth in Article V, which has been prepared by Seller, such letter to be delivered by Seller to Buyer at least three (3) days prior to the date of this Agreement. Any disclosure made in any Section of Seller Letter is deemed to be given only with respect to the Section in which it appears and any other Section expressly cross-referenced therein.

                  "Seller Sale Transaction" means (i) any transaction involving the sale of assets of Predictive or any of its Subsidiaries other than the sale of assets contemplated under this Agreement or in the ordinary course of business; (ii) the merger or consolidation of Predictive or any of its Subsidiaries into or with another Person; (iii) the acquisition, directly or indirectly, of beneficial or record ownership of securities of Predictive constituting fifty percent (50%) or more of the combined voting power of Predictive's then outstanding securities by any "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof including a "group" as defined in Section 13(d) of the Exchange Act but excluding Predictive and any of its Subsidiaries and any existing stockholder to the extent of its holdings as of the date of this Agreement.

                  "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign).

                  "Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Transferred Employee" means any individual employed by Predictive or GI who, in connection with the transactions contemplated hereby, is offered employment with Buyer and becomes an employee of Buyer.

         1.03 Rules of Construction. This Agreement shall be construed in accordance with the following rules of construction:

                  (a) the terms defined in this Agreement include the plural as well as the singular;

                  (b) all references in the Agreement to designated "Articles," "Sections" and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement;

                  (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

                  (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

                  (e) the words "includes" and "including" are not limiting; and

                  (f) the words "in writing" and "written" include electronic mail.


                                   ARTICLE II
                     SALE, TRANSFER AND CONVEYANCE OF ASSETS

         2.01 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to all of the assets, properties, contracts and rights, whether tangible or intangible, of every kind and description, whether or not located at Seller's facilities or premises, relating to and utilized by Seller in conducting the Business and not excluded from transfer pursuant to Section 2.2 (collectively, the "Assets"). A complete and correct list of the Assets is contained in Schedule 2.01. Without limiting the generality of the foregoing definition of the Assets, the Assets shall include the following assets, properties, contracts and rights:

                  (a) Fixed Assets and Tangible Personal Property. All fixed assets and tangible personal property of Seller listed in Section (a) of
Schedule 2.01, such schedule listing for each such asset, the amount at which such asset is carried on the books of Seller, its depreciation schedule, its location and, in the event that Seller does not have possession, the name of the Person in possession;

                  (b) Intangible Personal Property. All intangible property of Seller relating to the Business and owned, registered in the name of, licensed, used or exploited by Seller in connection with the Business (including any such intangible property in which Seller has an interest), including the Seller Intellectual Property Rights relating to the Business represented by the Assignment and License Agreement to be entered into among Predictive, GI and Buyer, the form of which is attached hereto as Exhibit C, and the list of intangible property of Seller relating to the Business set forth in Section (b) of Schedule 2.01;

                  (c) Contracts. All rights in, to and under the contracts and agreements of Seller relating to and used in the Business (the "Contracts"), including purchase orders, sales orders and rights to warranties and indemnification under such contracts and agreements, a list of such Contracts set forth in Section (c) of Schedule 2.01;

                  (d) Accounts Receivable. All accounts receivable of Seller relating to the Business set forth in Section (d) of Schedule 2.01;

                  (e) Prepaid Expenses. All prepaid expenses relating to the Business set forth in Section (e) of Schedule 2.01;

                  (f) Other Assets. In addition to those Assets described in paragraphs (a) through (e) of this Section 2.01 above, such other assets, properties, contracts and rights set forth in Section (f) of Schedule 2.01; and

         2.02 Excluded Assets. Notwithstanding anything else to the contrary set forth in this Agreement, Seller shall not sell, and Buyer shall not purchase or acquire, any other right, title or interest in or to any other assets, properties, contracts or rights, whether tangible or intangible, of Seller that are expressly set forth in Schedule 2.02 ("Excluded Assets"). Such assets listed on Schedule 2.02 shall remain the property of Seller, and Buyer shall have no liability or other responsibility with respect to such property.

         2.03 Transfer of Title. On the Closing Date, Seller shall execute and deliver to Buyer or its assigns a bill of sale, which shall be in the form to be mutually agreed to between Buyer and Predictive (the "Bill of Sale"), an assignment of trademarks, which shall be substantially in the form of Exhibit A (the "Assignment of Trademarks"), an assignment of patents, which shall be substantially in the form of Exhibit B (the "Assignment of Patents"), an assignment and license agreement, which shall be substantially in the form of Exhibit C (the "Assignment and License Agreement"), an assignment and assumption agreement, which shall be in the form to be mutually agreed to between Buyer and Predictive (the "Assignment and Assumption Agreement"), together with such other endorsements, assignments and other good and sufficient instruments of sale, transfer and conveyance, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer or its assigns all of Seller's right and title to, and interest in, the Assets in conformity with the representations and warranties of Seller herein.

         2.04 Liabilities to be Assumed. Buyer agrees to assume only the liabilities specifically set forth on Schedule 2.04 ("Assumed Liabilities"). On the Closing Date, Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement, to reflect Buyer's assumption of the Assumed Liabilities. Except for the liabilities expressly set forth in Schedule 2.04, Buyer shall not assume or be obligated to perform any liabilities of any nature, whether known, unknown, absolute, accrued, contingent, inchoate or otherwise, relating to the business, operations, property or assets of Seller. Without limiting the generality of the foregoing exclusion of liabilities not expressly set forth in
Schedule 2.04, Buyer shall not assume and shall not be deemed to assume, without limitation, any of the following liabilities or obligations: (i) any liability or obligation for any Taxes arising from Seller's ownership of the Assets or operation of the Business prior to the Closing, determined on a daily basis,
(ii) any liability or obligation for accrued salaries, workers' compensation, medical or disability benefits, vacation or sick or comprehensive leave benefits of or relating to Seller's employment or termination of its employees, consultants or independent contractors during the period (or portion thereof) prior to Closing, other than the vacation benefits set forth in Schedule 9.12
(iii) obligations under any contracts with any of Seller's employees (other than contractual rights to accrued vacation), (iv) pension or profit sharing liabilities, "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) liabilities or severance liabilities owing to any of Seller's employees, consultants or independent contractors pursuant to their employment with or termination from Seller, or (v) any liability or obligation arising out of or resulting from Seller's breach of any contract or other agreement or from any violation of any law or regulation of any federal, state, local or foreign government. The assumption by Buyer of any contract, lease or other agreement of Seller, as set forth on Schedule 2.04, shall include only payment and performance obligations thereunder which accrue or arise after the Closing Date; in no event shall Buyer assume or be deemed to assume any liability of any nature (whether known, unknown, absolute, accrued, contingent or otherwise) relating to the performance under any such contract, lease or agreement which accrued prior to the Closing Date.

         2.05 Further Assurances. From time to time after the Closing Date, Seller, at the reasonable request of Buyer but without further consideration, shall execute and deliver such other and further instruments of sale, assignment, transfer and conveyance and take such other and further action as Buyer reasonably may request in order to vest in Buyer or its assigns and put Buyer or its assigns in possession of the Assets and to transfer to Buyer or its assigns all contracts and rights included in the Assets.


                                   ARTICLE III
                            CONSIDERATION AND PAYMENT

         3.01 Consideration. In full consideration for the Assets, Buyer: (a) shall transfer to Predictive Four Million One Hundred Ninety Two Thousand Two Hundred Twenty (4,192,220) shares of common stock of Predictive (the "Shares") owned by Buyer as of the Closing Date; (b) pay to Predictive cash in the amount of the Closing Adjustment Amount to the extent that calculating such an amount in accordance with its definition set forth in this Agreement results in a negative number (the Shares plus such cash amount, the "Purchase Price"); (b) shall assume and become responsible for the Assumed Liabilities; and (c) shall fulfill and perform all of its other obligations set forth herein.

         3.02     Payment of Purchase Price.

                  (a) Shares. On the Closing Date, Buyer shall transfer to Predictive, by delivery of stock certificates duly endorsed for transfer or with a duly executed stock power to transfer to Predictive, the Shares.

                  (b) Determination of Closing Adjustment Amount. As soon as practicable after the Closing, but in no event later than thirty (30) days after the Closing Date, Seller shall (i) review its books and records relating to the Business, (ii) prepare the Closing Accounts Receivable/Deferred Revenue Statement setting forth the accounts receivable and deferred revenue of Seller relating to the Business as of the Closing Date and the calculation of the Closing Adjustment Amount, and (iii) deliver the Closing Accounts Receivable/Deferred Revenue Statement to Buyer. Buyer then shall have thirty
(30) days following receipt of the Closing Accounts Receivable /Deferred Revenue Statement to review Seller's books and records relating to the Business and provide Predictive with written notice of its objection to any item or calculation contained in the Closing Accounts Receivable/Deferred Revenue Statement ("Statement Objection Notice"). If Buyer does not deliver to Predictive a Statement Objection Notice within such thirty (30) day period, such Closing Accounts Receivable/Deferred Revenue Statement shall be deemed final and conclusive with respect to the determination of the Closing Adjustment Amount and the Purchase Price and shall be binding on the parties for such purpose. If, however, Buyer delivers to Predictive a Statement Objection Notice, the parties shall meet and shall attempt in good faith to resolve such objections. If the parties are unable to resolve Buyer's objections within fifteen (15) days following such objections, the parties promptly shall refer such objections and Seller's responses thereto to the Independent Accountant for review, and the Independent Accountant shall (x) resolve all such objections, (y) make any necessary revisions to the Closing Adjustment Amount, and (z) deliver the Closing Accounts Receivable/Deferred Revenue Statement (as so revised, if applicable) to Buyer and Seller by the earliest most practicable date after receiving written instructions to resolve all objections set forth therein. The parties shall make available to the Independent Accountant such books, records and supporting documentation as the Independent Accountant deems reasonably necessary to make its determination. The Independent Accountant may evaluate only items or matters identified in the Statement Objection Notice, and the Independent Accountant's findings shall not exceed the amount claimed by either party with respect thereto. The Closing Accounts Receivable/Deferred Revenue Statement as finalized by the Independent Accountant shall be deemed final and conclusive with respect to the Closing Adjustment Amount and the Purchase Price and shall be binding on Buyer and Seller for such purposes. The fees and expenses of the Independent Accountant in resolving all such objections shall be borne one-half by Buyer, on the one hand, and one-half by Seller, on the other hand.

                  (c) Payment of Closing Adjustment Amount. If the calculation of the Closing Adjustment Amount results in a positive number, then Seller shall pay to Buyer the amount of the sum calculated in accordance with the definition of the Closing Adjustment Amount as soon as practicable after the final resolution of the Closing Accounts Receivable/Deferred Revenue Statement in accordance with Section 3.02(b), but in no event later than seven (7) days after such resolution. If the calculation of the Closing Adjustment Amount results in a negative number, then Buyer shall pay to Seller the amount of the sum calculated in accordance with the definition of the Closing Adjustment Amount as soon as practicable after the final resolution of the Closing Accounts Receivable/Deferred Revenue Statement in accordance with Section 3.02(b), but in no event later than seven (7) days after such resolution.

         3.03 Allocation of Purchase Price. Within sixty (60) days after the final determination of the Closing Adjustment Amount pursuant to Section 3.02(b) above, Buyer shall prepare a schedule with an allocation of the Purchase Price, as adjusted to account for the Closing Adjustment Amount, together with Assumed Liabilities (to the extent properly included in accordance with Section 1060 of the Code) and capitalized costs (collectively, the "Allocation Amount") among the Assets and the covenant not to compete described in Section 8.01 hereof (the "Allocation") and present it to Predictive for review. Predictive shall have ten
(10) days after receipt of the Allocation to agree or disagree with Buyer's Allocation. If Predictive does not object within this ten (10) day period to the Allocation then the Allocation will be deemed accepted by the Seller. In the event Predictive objects to the Allocation, Buyer and Predictive shall endeavor in good faith to agree upon an allocation of the Allocation Amount for all tax purposes in a manner consistent with the provisions of Section 1060 of the Code. A preliminary allocation, based upon the parties' mutual best estimate of the Allocation Amount, is set forth on Schedule 3.03 attached hereto. If Buyer and Predictive have agreed on an allocation of the Allocation Amount, then each party hereto shall report this transaction for all tax purposes in accordance with such final allocation of the Allocation Amount, which shall be reflected on a revised, final Schedule 3.03 to be attached hereto. Solely for purposes of this Section 3.03, the Purchase Price shall be deemed to equal the value of the Shares on the Closing Date, as determined by reference to the mean between the high and low sales prices of a share of common stock of Predictive on the last business day immediately preceding the Closing Date.

                                   ARTICLE IV
                                     CLOSING


         4.01 Closing. The Closing shall be held at 10:00 a.m. Pacific Time on the Closing Date at the offices of Buyer at 10260 Campus Point Drive, San Diego, California 92121 or at such other place as shall be mutually agreed by the parties hereto. On the Closing Date, the parties shall exchange the documents described in Article VII, and all other actions contemplated by this Agreement to be completed at the Closing shall be completed.

         4.02 Simultaneous Transactions. All transactions to be effectuated at the Closing shall be deemed to have taken place simultaneously, and no such transaction shall be deemed to have been completed until all transactions are completed and all documents delivered.


                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER


         Each of Predictive or GI, as the case may be, hereby represents and warrants to Buyer as set forth in this Article V; provided, however, that (a) Predictive makes no such representation or warranty with respect to facts, events or circumstances relating to the Business or the Assets occurring prior to December 14, 2000, and (b) any representations and warranties of GI hereunder are made solely with respect to the period from December 14, 2000 through the date such representations and warranties are made.

         5.01 Corporate Existence and Power. Each of Predictive and GI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and authority required to carry on its business and operations as now conducted. Each of Predictive and GI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the Assets or the nature of the Business and operations makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.02 Corporate Authorization. Each of Predictive and GI has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Predictive and GI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Predictive and GI, as the case may be. This Agreement has been duly executed and delivered by Predictive and GI and constitutes a valid and binding agreement of Predictive and GI enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         5.03 Third Party Consents and Government Authorization. Section 5.03 of the Seller Letter lists each consent or approval of any Person that is necessary for consummation by Predictive and GI of the transactions contemplated hereby, including assignment of all Contracts and other rights included within the Assets. The execution, delivery and performance by Predictive and GI of this Agreement and the consummation of sale of the Assets require no action by or in respect of, or filing with, any Governmental Authority.

         5.04 Non-contravention. The execution, delivery and performance of this Agreement and the consummation by Predictive and GI of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Predictive or GI, (ii) to the Knowledge of Predictive or GI, contravene or conflict in any material respect with any applicable provision of any law, regulation, rule, judgment, injunction, order or decree binding upon or applicable to Predictive or GI,
(iii) assuming compliance with the matters referred to in Section 5.03, require notice or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of Predictive or GI or to a loss of any benefit to which Predictive or GI is entitled under, any provision of any agreement, contract or other instrument or any license, franchise, permit or other similar authorization held by Predictive or GI which is included in the Assets, or (iv) result in the creation or imposition of any Lien on any of the Assets.

         5.05     Interim Statements; No Reserves; No Off-Balance Arrangements.

                  (a) Section (d) and Section (e) of the Schedule 2.01 fairly present, in all material respects, in conformity with GAAP applied on a consistent basis, the accounts receivable and prepaid expenses, respectively, relating to the Assets and the Business as of March 31, 2003.

                  (b) No reserves for warranty claims or completion or performance reserves are or were required to be included or reflected relating to the Assets or the Business in Predictive's financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2002, or any monthly financial statements prepared by Predictive for its internal use since such Annual Report.

         5.06 Control and Accuracy of Records. Except as set forth in Section
5.06 of the Seller Letter, none of the records, systems, controls, data or information which are material to the operation of the Business are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which are not under the exclusive ownership and direct control of Predictive or GI (including all means of access thereto and therefrom), other than in the ordinary course of business. Predictive and GI have maintained true, accurate and complete business records with respect to the Assets and the Business, and neither Predictive nor GI is aware of any material deficiencies in such business records.

         5.07 Absence of Certain Changes. Since December 31, 2002, Predictive and GI have conducted the Business in the ordinary course consistent with past practice and, except as disclosed in Section 5.07 of the Seller Letter, there has not been:

                  (a) any event, occurrence or development of a state of circumstances or facts relating to the Business or Assets which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

                  (b) any sale, lease, license or other disposition of any Assets or properties of the Business, other than in the ordinary course of business consistent with past practices;

                  (c) any change in any method of accounting or accounting practice by Predictive or GI with respect to the Business or Assets, including revenue recognition and reporting of expenses;

                  (d) any creation or assumption by Predictive or GI of any Lien (other than Permitted Liens) on any of the Assets;

                  (e) any condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting any of the Assets;

                  (f) any transaction or commitment made, or any contract or agreement entered into, amended or terminated by Predictive or GI in connection with the Business or any relinquishment by Predictive or GI of any Contract other than in the ordinary course of business consistent with past practices; or

                  (h) any notice of default or any other claim, allegation or other assertion that Predictive or GI has been or will be in breach or violation of any material provision of any Contract.

         5.08 Litigation. Except as set forth in Section 5.08 of the Seller Letter, there is no Claim or investigation pending against, or to the Knowledge of Predictive or GI threatened against or affecting the Business or the Assets or any of the Key Employees in their capacity as employees of Predictive or GI before any court or arbitrator or any governmental body, agency or official, nor, to the Knowledge of Predictive or GI, is there any valid basis for any such action, suit, investigation or proceeding. Neither Predictive nor GI is subject to any judgment, order or decree and there is no Claim or investigation pending or, to the Knowledge of Predictive or GI, threatened against the Business or the Assets (whether or not described in Section 5.08 of the Seller Letter).

         5.09 Compliance with Laws and Court Orders. Neither Predictive nor GI is in material violation of, nor has it violated in any material respects, nor, to the Knowledge of Predictive or GI, is Predictive or GI under investigation with respect to, nor has Predictive or GI been threatened in writing to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree relating to the Business or the Assets, including any export laws and laws relating to doing business with Persons resident in certain foreign countries or otherwise identified on certain lists promulgated by the United States Government. Neither Predictive nor GI has received any written notice to the effect that Predictive or GI is not in compliance in any material respects with any applicable law, statute, ordinance, regulation, judgment, injunction, order or decree relating to the Business or the Assets.

         5.10 Licenses and Permits. Predictive and GI have obtained and maintain all material governmental licenses, authorizations, consents and approvals required to own the Assets and carry on the Business as now conducted. Section
5.10 of the Seller Letter sets forth a complete and correct list of each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Assets or the Business (collectively, the "Permits"), and each pending application for any Permit, together with the name of the government agency or entity issuing such Permit or with which such application is pending. Except as set forth on Section 5.10 of the Seller Letter, (i) the Permits are valid and in full force and effect, (ii) neither Predictive nor GI is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits,
(iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby and
(iv) all of the Permits are transferable to Buyer at the Closing without the consent or approval of any other Person, including any Governmental Authority.

         5.11     Title to and Leasehold Interests in Properties.

                  (a) Predictive or GI possesses good and marketable title to, or, in the case of leased property and assets, valid leasehold interests in, all personal, tangible and intangible property and assets included in the Assets. None of the Assets is subject to any Lien, except for (i) Liens disclosed on
Section 5.11(a) of the Seller Letter or (ii) Liens for taxes not yet due or being contested in good faith (and for which Predictive and GI shall remain liable) (collectively, "Permitted Liens").

                  (b) All leases of material personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease (i) any default or any event that, with notice or lapse of time or both, would constitute a material default or (ii) to the Knowledge of Predictive or GI, any default by any other Person or any event which with notice or lapse of time or both would constitute a material default.

                  (c) The Assets constitute all of the property and assets owned or controlled by Predictive or GI and used or held for use and reasonably necessary to conduct the Business as currently conducted by Predictive or GI (except, as may be applicable, with respect to any Excluded Assets).

         5.12     Contracts.

                  (a) The Contracts constitute all contracts or agreements, whether oral or written, relating to the Business or included in the Assets or Assumed Liabilities (but excluding any agreement or contract solely relating to any Excluded Assets or to liabilities that are not Assumed Liabilities), including the following:

                           (i) any agreement for the purchase of materials,
software, supplies, goods,
services, equipment or other assets relating to the Business;

                           (ii) any sales, distribution or other similar
agreement providing for the sale of materials, supplies, goods, services, equipment or other assets relating to the Business;

                           (iii) any partnership, joint venture or other similar
agreement or arrangement relating to the Business or the Assets;

                           (iv) any agreement relating to the acquisition or
disposition of the Business or any of the Assets (whether by merger, sale of stock, sale of assets or otherwise);

                           (v) any agreement relating to indebtedness for
borrowed money or the deferred purchase price of property relating to the Business or any of the Assets (in either case, whether incurred, assumed, guaranteed or secured by any Asset);

                           (vi) any option, license (including software
license), franchise or similar agreement relating to the Business or the Assets;

                           (vii) any agency, dealer, sales representative,
marketing or other similar agreement relating to the Business or the Assets;

                           (viii) any agreement that limits the freedom of
Predictive or GI to compete in the Business in any area after the Closing Date;

                           (ix) any agreement containing any right of first
refusal or similar right relating to the Business or the Assets;

                           (x) any agreement pursuant to which Predictive or GI
has hired or retained a consultant relating to the Business or the Assets;

                           (xi) any agreement pursuant to which Predictive or GI
is subject to confidentiality or non-disclosure obligations relating to the Business or the Assets;

                           (xii) any agreement under which Predictive or GI
agrees to indemnify any party relating to the Business or the Assets; or

                           (xiii) any other agreement, commitment, arrangement
or plan directly relating to the Business or the Assets.

                  (b) Each Contract is a valid and binding agreement of Predictive or GI, and is in full force and effect, and neither Predictive, GI nor, to the Knowledge of Predictive or GI, any other party thereto is in default or breach in any material respect under the material terms of any Contract and, to the Knowledge of Predictive and GI, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder.

                  (c) Section 5.12(c) of the Seller Letter sets forth a summary of all of Predictive's or GI's outstanding proposals and contract renewal activity relating to the Business.

                  (d) True and complete copies of each Contract have been delivered or made available to Buyer.

         5.13 Customers. Except as set forth on Section 5.13 of the Seller Letter, since December 31, 2002, there has not been any material deterioration in the business relationship of Seller with any customer of the Business. Except as set forth on Section 5.13 of the Seller Letter, to the Knowledge of Predictive and GI, no customer of the Business presently intends to cease doing business with Predictive or GI or, upon completion of the transactions contemplated by this Agreement, with the Buyer, or decrease the amount of business it does with the Business, whether as a result of any announcement of the transactions contemplated by this Agreement or otherwise.

         5.14 Approval of Unfinished Work. The work substantially completed by Predictive or GI in connection with the Business prior to the Closing Date which will require either customer or third party approval or acceptance but which has not yet received the required customer or third party approval or acceptance will meet all material requirements and specifications of the contract as modified through the Closing Date in all material respects.

         5.15 Proprietary Rights.

                  (a) Ownership. Predictive and GI own or have the right to use all Seller Intellectual Property Rights. Except for Seller Intellectual Property Rights listed in Section 5.15(b) of the Seller Letter, which are licensed to Predictive or GI by another Person, and subject to the Government's rights disclosed in Section 5.15(d) of the Seller Letter, Predictive and GI are the sole and exclusive owners of the entire right, title and interest in and to all Seller Intellectual Property Rights.

                  (b) Licenses to Seller. Section 5.15(b) of the Seller Letter sets forth all Seller Intellectual Property Rights licensed to Predictive or GI by other Persons that are used by or on behalf of Predictive or GI in performance of the Business as it has been conducted immediately prior to the Closing Date. The Seller Intellectual Property Rights licensed to Predictive or GI by other Persons are licensed pursuant to agreements that are freely assignable or otherwise transferable to Buyer in connection with the sale of Assets contemplated under this Agreement (except as set forth in Section 5.03). Neither Predictive nor, to the Knowledge of Predictive or GI, any other party to any such agreement is in default or breach in any material respect under the terms of any such agreements and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder.

                  (c) Licenses from Predictive or GI to Third Parties. Except as set forth in Section 5.15(c) of the Seller Letter, neither Predictive nor GI has granted any licenses to another Person relating to Seller Intellectual Property Rights used in the Business.

                  (d) Government Rights. Except as disclosed in Section 5.15(d) of the Seller Letter, the U.S. Government enjoys only limited rights in the Seller Intellectual Property Rights (if any at all). Except as disclosed in
Section 5.15(d) of the Seller Letter, all deliverables provided by Predictive or GI to the U.S. Government relating to the Business (if any) have been licensed pursuant to appropriate restricted rights provisions and properly marked with appropriate restricted rights legends. Except as disclosed in Section 5.15(d) of the Seller Letter, Predictive and GI have provided to the U.S. Government in connection with the Business no greater Intellectual Property Rights to use third party materials (if any) than have been granted to Predictive or GI.

                  (e) Adverse Effect. The transactions contemplated by this Agreement will not result in any termination, loss or impairment of any Seller Intellectual Property Right nor require payment of any fee to owners of any Seller Intellectual Property Rights licensed to Predictive or GI (except as may be applicable in connection with rights under any contracts or agreements subject to Section 5.03).

                  (f) Encumbrances. Neither Predictive nor GI has assigned, hypothecated or otherwise encumbered title in and to any of the Seller Intellectual Property Rights and neither Predictive nor GI is obligated to pay any further sums to another Person for the use of the Seller Intellectual Property Rights equal to or greater than [one thousand dollars ($1,000)] per year. Neither Predictive nor GI has any agreement or any obligation to pay any employee or consultant any sums for Predictive's or GI's use of any Seller Intellectual Property Rights.

                   (g) Infringement. Except as disclosed in Section 5.15(g) of the Seller Letter (i) to the Knowledge of Predictive and GI, there are no infringements by any other party of any of the Seller Intellectual Property Rights, and (ii) to the Knowledge of Predictive and GI, there are no pending or threatened Claims against any Person, who would be entitled to indemnification by Predictive or GI for such Claims, that the Seller Intellectual Property infringes any other Person's Intellectual Property Rights. Except as disclosed in Section 5.15(g) of Seller Letter, neither Predictive nor GI has entered into any agreement to indemnify any other party against any charge of infringement of, nor provided any warranties of non-infringement relating to, any of the Seller Intellectual Property Rights. To the Knowledge of Predictive and GI, neither Predictive, GI nor any other party whom Predictive or GI has provided warranties of non-infringement or agreed to indemnify against any charge of infringement has violated or infringed and neither of them does violate or infringe any Intellectual Property Right of any other Person, and neither Predictive nor GI has received any written communication alleging that Predictive, GI or any such party violates or infringes the Intellectual Property Right of any other Person. Except as disclosed in Section 5.15(g) of the Seller Letter, neither Predictive nor GI has been sued at any time for infringing any Intellectual Property Right of another Person.

                  (h) Know-How. Except as disclosed in Section 5.15(h) of the Seller Letter, there have been no disclosures by Predictive, GI or any of their Affiliates, to any other Person, other than disclosures to Government Agencies or Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or otherwise by operation of law, of any algorithms, process, technique, formula, research and development results or other know-how relating to the Business.

                  (i) Open Source Software. Except as disclosed in Section 5.15(i) of the Seller Letter, the Seller Intellectual Property Rights do not include any open source software.

         5.16 Taxes. Except as set forth in Section 5.16 of the Seller Letter, as of the date of this Agreement and as of the Closing Date:

                           (i) Predictive and GI have timely filed all Tax
Returns with the appropriate taxing authorities required to have been filed with respect to the Business, and such Tax Returns are correct and complete;

                           (ii) All Taxes due and owed by Predictive or GI
relating to the Business, whether or not shown on any Tax Return, have been timely paid;

                           (iii) Predictive, GI and each of their respective
officers, directors or any employee responsible for Tax matters have complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party relating to the Business;

                           (iv) the unpaid Taxes of Predictive or GI relating
to the Business up to the Closing Date shall remain the responsibility of Predictive, and Predictive shall pay any such Taxes when due;

                           (v) no transfer Taxes of any kind will be due and
payable by Buyer as a result of this Agreement or the consummation of the transactions contemplated thereby other than those Taxes that Buyer will pay in accordance with Section 9.10;

                           (vi) there are no Liens for Taxes (other than Taxes
not yet due and payable) upon any of the Assets;

                           (vii) Neither Predictive nor GI has received from any
taxing authority (including jurisdictions in which Predictive or GI has not filed Tax Returns) any (A) notice indicating an intent to open an audit or other review of the Business, (B) request for information related to Tax matters involving the Business or (C) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any taxing authority against Predictive or GI relating to the Business; and

                           (viii) Neither Predictive nor GI has waived any
statute of limitations in respect of any Taxes applicable to the Business or agreed to any extension of time with respect to a Tax assessment or deficiency applicable to the Business.

         5.17 Reserved.

         5.18 Employees. Section 5.18 of the Seller Letter sets forth a true and complete list of (i) the names, titles, annual salaries and other material forms of compensation of all employees of Predictive or GI employed primarily in the Business and the wage rates for all non-salaried employees employed primarily in the Business (by classification) and (ii) the names of all independent contractors or consultants and a summary of the terms and conditions pursuant to which they are compensated. To the Knowledge of Predictive and GI, none of the employees identified on Section 5.18 of the Seller Letter has indicated to Predictive or GI that he or she intends to resign, retire or discontinue his or her relationship with Predictive or GI as a result of the transactions contemplated by this Agreement or will object in any manner to becoming an employee of Buyer.

         5.19 Labor Matters. Each of Predictive and GI is in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours with respect to employees of, and independent contractors and consultants to, the Business. Neither Predictive nor GI is engaged in any unfair labor practice, and there exists no basis for the assessment of any unpaid wages with respect to any Transferred Employee. There is no unfair labor practice complaint pending or, to the Knowledge of Predictive or GI, threatened against Predictive or GI before the National Labor Relations Board or any state or local authority or agency with respect to Predictive, GI or any of the employees of the Business. None of the employees of the Business are covered in a collective bargaining agreement or are members of any union, and no union representation or organization campaign or effort exists with respect to any such employees. No employee of the Business has asserted any Claim or complaint against Predictive or GI alleging discrimination, sexual harassment or any other misconduct by Predictive, GI or any of their employees or agents.

         5.20 Related Party Transactions; Arm's Length Transactions. There are no contracts, agreements and understandings (oral or written) between Predictive (or GI) and any Related Party ("Related Party Agreements") relating to the Business. Neither Predictive nor GI has been a party to any transaction affecting the Business on other than arm's length terms. For purposes of this Agreement (i) the term "Related Party" means any Key Employee or any director or officer of Predictive or GI, or any Affiliate, associate or member of the immediate family of the foregoing; and (ii) the terms "Affiliate", "associate" and "immediate family" shall have the meanings provided under Rules 12b-2, 12b-2 and 16a-1, respectively, of the Exchange Act. For purposes hereof, none of Buyer and its employees, directors, officers or Affiliates shall constitute a Related Party.

         5.21 Absence of Unlawful Payments. Neither Predictive nor GI, nor, to the Knowledge of Predictive or GI, (a) any director, officer, agent or employee acting on behalf of Predictive or GI, or (b) any other Person acting on behalf of Predictive or GI with respect to Predictive or GI has used any corporate or other funds directly or indirectly for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. Neither Predictive nor GI, nor, to the Knowledge of Predictive or GI, (i) any director, officer, agent or employee acting on behalf of Predictive or GI, or (ii) any other Person acting on behalf of Predictive or GI, has accepted or received directly or indirectly any unlawful contributions, payments, gifts or expenditures with respect to Predictive or GI.

         5.22 Reserved.

         5.23 Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Predictive, GI or any of their Subsidiaries who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

         5.24 Full Disclosure. No statement made in (i) any representation or warranty made by Predictive or GI herein, or in any exhibit or schedule attached hereto or (ii) in the Seller Letter, when all such items are read together in their entirety, contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements herein or therein not misleading in light of the circumstances in which they are made.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as set forth in this
Article VI.

         6.01 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and authority to carry on its business and operations as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business and operations makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer MAE.

         6.02 Authorization. Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         6.03 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions described herein require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         6.04 Non-contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby (including, without limitation, the transfer of the Shares to Seller) do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Buyer, (ii) to the Knowledge of Buyer, contravene or conflict with any applicable law, rule, regulation, judgment, order or decree binding upon Buyer or (iii) require notice or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under, any agreement, contract or other instrument binding upon Buyer or (iv) result in the creation or imposition of any Lien on any asset of Buyer, with such exceptions, in the case of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, have a Buyer MAE or materially adversely affect the transactions contemplated hereby.

         6.05 Title to Shares. At the Closing, Buyer will be the owner, beneficially and of record, of the Shares, free and clear of all Liens other than those Liens imposed by securities laws and will have full right and authority to deliver the Shares to Predictive. At the Closing, Buyer shall cause the Shares to be transferred on its behalf to Predictive, and Predictive shall receive good and marketable title to the Shares, free and clear of all Liens other than those Liens imposed by securities laws.

         6.06 Compliance with Laws and Court Orders. Buyer is not in violation of, nor has it violated, nor is Buyer under investigation with respect to, nor has Buyer been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree relating its business and operations, except for such violations as would not reasonably be expected to have a Buyer MAE or materially adversely affect the transactions contemplated hereby. Buyer has not received any written notice to the effect that Buyer is not in compliance with any applicable law, statute, ordinance, regulation, judgment, injunction, order or decree relating to its business and operations, except to the extent that failure to so comply would not reasonably be expected to have a Buyer MAE or materially adversely affect the transactions contemplated hereby.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

         7.01 General Conditions. The obligations of the parties to effect the Closing and consummate the transactions described herein shall be subject to the following conditions unless waived in writing by all parties:

                  (a) No Orders; Legal Proceedings. No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, nor shall any action have been instituted and remain pending or have been threatened and remain so by any governmental entity at what otherwise would be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement or which would not permit the Business to continue to be conducted as presently conducted unimpaired following the Closing Date.

                  (b) Approvals. To the extent required by applicable law, all permits, consents, approvals and waivers required to be obtained from, and notices required to be given to, any governmental entity or a third party shall have been received, obtained or given, as the case may be, on or prior to the Closing Date.

                  (c) No Actions. No action or proceeding shall have been instituted or threatened by any governmental agency or regulatory body, nor any preliminary or permanent injunction issued by any court or public authority, restraining or prohibiting the transactions contemplated by this Agreement.

         7.02 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, except to the extent waived in writing by
Predictive:

                  (a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or in any certificate, schedule, exhibit or other document delivered pursuant to the provisions of this Agreement, or in connection herewith, shall be true and correct in all material respects as of the date when made and again at and as of the Closing Date (except that any representation or warranty already qualified as to materiality shall be true in all respects) as though made at that time.

                  (b) Covenants. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

                  (c) Closing Certificate. Predictive shall have received a certificate, dated the Closing Date, from the Secretary or Assistant Secretary of Buyer stating that each of the conditions set forth in Section 7.01(a), (b) and (c) and 7.02(a) and (b) hereof, to the best of his or her knowledge, have been satisfied.

                  (d) Assignment and Assumption Agreement. Buyer shall have delivered to Seller the Assignment and Assumption Agreement duly executed by Buyer.

                  (e) Shares. Buyer shall have delivered to Predictive the Shares duly endorsed for transfer to Predictive or accompanied by a duly executed stock power to transfer the Shares to Predictive.

         7.03 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, except to the extent waived in writing by
Buyer:

                  (a) Representations. The representations and warranties of Predictive and GI contained in this Agreement or in any certificate, schedule, exhibit or other document delivered pursuant to the provisions of this Agreement, or in connection herewith, shall be true and correct in all material respects as of the date when made, and again at and as of the Closing Date (except that any representation or warranty already qualified as to materiality shall be true in all respects) as though made at that time.

                  (b) Covenants. Predictive and GI shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

                  (c) Closing Certificate. Buyer shall have received certificates, dated the Closing Date, from the Chief Executive Officers and Chief Financial Officers of Predictive and GI, respectively, stating that each of the conditions set forth in Section 7.01(a), (b) and (c) and Section 7.03(a),
(b) and (c) hereof, to the best of their knowledge, has been satisfied.

                  (d) Good Standing Certificate. Predictive shall have delivered to Buyer a certificate from the Delaware Secretary of State as to the good standing of, and payment of franchise taxes by, Predictive and GI in the State of Delaware as of a date no earlier than five (5) business days prior to the Closing Date, or at such other date as may be acceptable to Buyer.

                  (e) Consent to Transfer Contracts. Except as set forth in
Schedule 7.03(e), Seller shall have obtained and provided to Buyer consents to transfer the Contracts and other rights included within the Assets set forth in
Section 5.03 of the Seller Letter, each in form and substance reasonably satisfactory to Buyer and each duly executed by all applicable parties other than Buyer. In lieu of obtaining consent to transfer any of such Contracts, Buyer may in its discretion require that any such customer enter into a contract directly with Buyer on the same economic terms and for the same duration as the existing contract with Predictive or GI, as applicable. In the event a customer enters into such customer contact with Buyer, Predictive shall cause to be delivered to Buyer a termination statement signed by Predictive (or GI) and the applicable customer under which Predictive (or GI) and the customer agree to terminate the contract between Predictive or GI, as applicable, and the customer concurrent with the Closing and effectiveness of Buyer's form of customer contract with such customer.

                  (f) Bill of Sale; Assignment of Trademarks, Patents and Other Assets. Seller shall have delivered to Buyer the Bill of Sale, the Assignment of Trademarks, the Assignment of Patents, the Assignment and License Agreement and the Assignment and Assumption Agreement, each duly executed by Predictive or GI, as applicable.

                  (g) Key Employees. Each Person identified on Schedule 7.03(g) as a Key Employee shall have indicated his or her intention to accept employment with Buyer after the Closing with the same base salary as currently being paid to such employee on such other terms and conditions applicable to Buyer's employees generally.

                  (h) Amendment to mindSHIFT Agreement. With regard to the Customer Service Agreement effective as of December 19, 2002, between Predictive and mindSHIFT Technologies, Inc. ("Mindshift") relating to managed hosting and other services provided by Mindshift to Predictive, Predictive, Mindshift and Buyer shall have entered into an amendment to the Mindshift Agreement under which Mindshift consents to the assignment of Predictive's rights and obligations under the Mindshift Agreement to Buyer at Closing and permits Buyer to terminate such agreement with thirty (30) days prior written notice.

                                  ARTICLE VIII
           COVENANT NOT TO COMPETE; NON-SOLICITATION; CONFIDENTIALITY

         8.01 Noncompetition.

                  (a) Definitions. For the purposes of this Section 8.01, the following definitions will apply:

                           (i) "Competitive Activities" means the provision of
services directly relating to and conducted by either the ISAC Business or the OSI Business as of the Closing Date.

                           (ii) "Noncompete Period" means the period beginning
on the Closing Date and ending on the first anniversary of the Closing Date.

                           (iii) "Territory" means any country within the
continents of North America, Europe and Asia.

                  (b) Obligations.

                           (i) Seller previously has conducted the Competitive
Activities throughout the Territory. Seller agrees that to protect adequately the interest of Buyer in the Assets and the Business, it is essential that any covenant not to compete with respect thereto cover all Competitive Activities and the entire Territory.

                           (ii) Seller shall not, during the Noncompete Period,
in any manner, directly or indirectly engage in any activity or business that conducts the Competitive Activities anywhere in the Territory (other than as an incidental or de minimis part of any business services that fall outside of the Competitive Activities); provided, that the foregoing shall not restrict Seller from providing consulting or other services to businesses that may conduct Competitive Activities as long as Seller does not itself engage in such activities.

         8.02 Nonsolicitation. Seller agrees that it shall not, during the period of one (1) year following the Closing, solicit, recruit or hire away or attempt to solicit, recruit or hire away any Transferred Employee, whether directly, indirectly or by assisting others, in any manner, on his or its behalf or on behalf of any other Person.

         8.03 Nondisclosure.

                  (a) Confidential Information. "Confidential Information" shall mean business, technical or financial information of Seller included in the Assets, to the extent that such information has been maintained by Seller in confidence and is not generally known to others. Confidential Information may include technical data, hardware and software specifications, computer programs, system documentation, user manuals, prototypes, analyses, information related to product planning, pricing, marketing, research and development, financial data, customer lists and data.

                  (b) Restrictions. During the period of three (3) years commencing on the Closing Date, Seller agrees that it shall (i) not use such Confidential Information for any purpose, (ii) not disclose such Confidential Information to anyone except those of its Affiliates, employees, contractors, consultants or advisors who have a need to know for the permitted purposes,
(iii) protect the confidentiality of and take all reasonable steps to prevent disclosure or unauthorized use of such Confidential Information in order to prevent it from falling into the public domain or the possession of persons not legally bound to maintain its confidentiality, (iv) not reverse engineer such Confidential Information nor utilize or disseminate such Confidential Information for the purpose of reverse engineering, and (v) not knowingly produce any product nor offer any service of any nature whatsoever substantially based in whole or in part on such Confidential Information nor knowingly cause or assist any other Person in doing so.

                  (c) Exclusions. The restrictions on use and disclosure of Confidential Information set forth herein shall not apply to information that
(i) is in or enters the public domain through no wrongful act of Seller; (ii) is independently developed by Seller subsequent to the Closing; (iii) is rightfully received by Seller subsequent to Closing from a third party without restriction and without breach of this Agreement; (iv) is approved for release by Buyer's written authorization; or (v) is required to be disclosed by order of a governmental agency, legislative body or a court of competent jurisdiction. Furthermore, Buyer acknowledges that Seller shall not be restricted from using the general knowledge resulting from access to work with or exposure to such Confidential Information in the ordinary course of business prior to Closing; provided, however, that nothing contained herein shall constitute the grant of a license to or other right to use any Seller Intellectual Property Rights or right to use any Assets after the Closing Date.

         8.04 Severability. If a judicial or arbitral determination is made that any provision of this Article VIII constitutes an unreasonable or otherwise unenforceable restriction against either party, the provisions of this Article VIII shall be rendered void only to the extent that such judicial or arbitral determination finds such provision to be unreasonable or otherwise unenforceable with respect to Seller. In this regard, Seller and Buyer hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory and prohibited Competitive Activities or any time period from the coverage of this Article VIII and to apply the provisions of this Article VIII to the remaining portion of the Territory, the remaining Competitive Activities and the remaining time period not so severed. Moreover, notwithstanding the fact that any provision of this Article VIII is determined not to be specifically enforceable, the non-breaching party nevertheless shall be entitled to recover monetary damages as a result of the breach of the specific covenants not to engage in any Competitive Activities, not to solicit employees or consultants or not to disclose Confidential Information set forth in Sections 8.01, 8.02 or 8.03 (as the case may be). The time period during which the prohibitions set forth in this Article VIII shall apply shall be tolled and suspended for a period equal to the aggregate time during which the breaching party violates such prohibitions in any respect.

         8.05 Injunctive Relief. Seller agrees that any remedy at law for any breach of the provisions contained in this Article VIII shall be inadequate and that Buyer shall be entitled to injunctive relief in addition to any other remedy Buyer might have under this Agreement.

                                   ARTICLE IX
                     CERTAIN OTHER COVENANTS AND AGREEMENTS

         9.01 Efforts; Consents . Each party hereto agrees to use reasonable commercial efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the purchase and sale of the Assets and the other transactions contemplated under this Agreement. Without limiting the generality of the foregoing, each of the parties hereto shall use reasonable commercial efforts to obtain all authorizations, consents, orders and approvals of any Person that are or may become necessary for the performance of its respective obligations pursuant to this Agreement and the consummation of the transactions contemplated under this Agreement, and shall cooperate fully in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of its respective obligations pursuant to this Agreement and the transactions contemplated under this Agreement. The parties shall not take any action that would have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, orders and approvals, and the parties shall use reasonable commercial efforts to secure such authorizations, consents, orders and approvals as promptly as possible. The parties shall not take any action or enter into any transaction that would result in a breach of any covenant made by such party in this Agreement.

         9.02 Announcements. Each party agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, except as and to the extent that such party or its legal counsel determines in good faith that it is so obligated by law or securities exchange rules, in which case such party shall give notice to the other party in advance of such party's intent to make such announcement or issue such press release, and the parties diligently shall exercise all reasonable efforts to cause a mutually agreeable release or announcement to be issued.

         9.03 Conduct of Business Prior to the Closing. Except as otherwise agreed to in writing by Buyer, from the date hereof until earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Predictive and GI agree to conduct the Business only in the ordinary course and in substantially the same manner as heretofore conducted. From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Predictive and GI shall use reasonable commercial efforts to preserve the Assets, and to retain the employees, consultants and independent contractors related to the Business, to preserve the goodwill of customers, suppliers and all other persons having business relationships with the Business and to pay the obligations of the Business to its creditors in the ordinary course of business. Without limiting the generality of the foregoing, prior to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither Predictive nor GI shall, except as contemplated under this Agreement or with the prior written consent of Buyer (which consent will not be unreasonably withheld) directly or indirectly do any of the following:

                  (a) sell, lease or transfer, or agree to sell, lease, or transfer any of the Assets, or encumber or agree to encumber any of the Assets (other than in connection with Permitted Liens), without replacement thereof with a substantially equivalent asset of substantially equivalent kind, condition and value;

                  (b) grant or agree to grant any increase in the rates of salaries, compensation or other material employment benefits of any of the Key Employees or other Transferred Employees.

                  (c) except as contemplated under this Agreement, amend, terminate or fail to use reasonable commercial efforts to renew or renegotiate any Contract (other than in the ordinary course of business), or default (or take or omit to take any action that with or without the giving of notice or passage of time or both, would constitute a default) in any of its obligations under any such Contract; or

                  (d) terminate or fail to renew any existing insurance coverage on the Assets; or

                  (e) dispose of, grant rights of use to other third parties (other than in the ordinary course of business) or permit to lapse any rights to the use of any Seller Intellectual Property Rights or dispose of any Seller Intellectual Property Rights; or

                  (f) fail to maintain or repair any Assets in accordance with good and prudent maintenance and repair procedures; or

                  (g) take any action or fail to take any action that would increase the obligations under the Assumed Liabilities (other than in the ordinary course of business); or

                  (h) agree to or make any commitment to take any actions that are or would be prohibited by this Section 9.03.

         9.04 Exclusivity. Except as between Buyer and Seller, Seller until Closing or until termination of this Agreement in accordance with its terms, will not, and will cause its officers, directors, employees, agents, and representatives not to (i) discuss, solicit, encourage, or actively entertain inquiries or offers for the Assets or any portion thereof (including by way of furnishing information), (ii) or make any proposal that would reasonably be expected to lead to any acquisition, indication of interest, offer, or purchase of the Assets or any portion thereof, or (iii) enter into any agreement, arrangement or commitment with respect to any of the foregoing. Seller will promptly notify Buyer regarding any contact between Predictive, GI or their representatives, on the one hand, and any other Person, on the other hand, regarding any such offer or proposal or any related inquiry.

         9.05 Delivery of Books and Records. At the Closing, Predictive and GI will deliver to Buyer all original contracts, books and records that are a part of the Assets and Assumed Liabilities, together with complete copies of all other documents or software in Predictive's or GI's possession which primarily relate to the Assets, the Assumed Liabilities or the Business.

         9.06 Access. From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer shall be entitled, through its employees and representatives, to make such investigation of the assets, properties, business and operations of the Business and such examination of the books, records and financial condition of the Business as Buyer may reasonably request. Any such investigation and examination shall be conducted at reasonable times after providing reasonable prior notice to Predictive, and Predictive and GI shall cooperate reasonably therewith. In order that Buyer may have the opportunity to make such business, accounting and legal review, examination or investigation as it reasonably requests of the business and affairs of the Business, Seller shall furnish Buyer's representatives, during such period, with all such information and copies of such documents as such representatives may reasonably request, shall make available its officers and employees as such representatives may reasonably request, and shall cause its officers and employees to, and use reasonable efforts to cause its consultants, agents, accountants and attorneys to, cooperate fully with such representatives in connection with such review and examination. Any exchange of confidential information pursuant to this Section
9.06 shall be subject to the terms of the Non-Disclosure Agreement. As part of its investigation, Buyer also shall be entitled to contact the employees, customers and suppliers of the Business with prior written notice to Predictive.

         9.07 Litigation Support. If and for so long as any party hereto actively is contesting or defending against any Claim or investigation in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Assets, the Assumed Liabilities or the Business, each of the other parties will cooperate with the contesting or defending party and his or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary with respect to the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor as provided elsewhere in this Agreement).

         9.08 Cooperation. After the Closing, the parties shall cooperate in good faith to facilitate the transfer of the Assets and the assumption of the Assumed Liabilities in the manner contemplated hereunder with minimum disruption for the parties. Each party shall provide the other such reasonable access to its books, records and employees as may be required to carry out the purposes of this Section 9.08. In addition, Predictive and GI shall cooperate with Buyer and do all things reasonably necessary to assure that all costs, fees and expenses incurred by Buyer after the Closing Date which are billable to clients under contracts included within the Assets to be assigned to and the Assumed Liabilities to be assumed by Buyer as a result of the transactions contemplated hereby shall be billed properly and paid promptly to Buyer upon receipt of payment by Predictive or GI from the clients, including submission on behalf of the performing party of an invoice and certification of the costs incurred by the performing party prior to the effective date of the assignment. To the extent relevant to the Business or the Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceedings relating to Taxes.

         9.09 Personnel Matters. Seller shall use reasonable and commercially practicable efforts to assist Buyer in hiring all Transferred Employees; provided, however, that in no event shall Seller be required to incur any out-of-pocket expenses in connection therewith. Seller shall not take any action, directly or indirectly, to prevent or discourage any Transferred Employee from being employed by Buyer as of the Closing Date and shall not solicit, invite or induce or entice any Transferred Employee to remain in the employ of Predictive or GI or otherwise attempt to retain the services of any Transferred Employee, except with the prior written consent of Buyer. At the Closing, Predictive and GI shall waive, for the benefit of Buyer, any and all restrictions in any oral or written agreement with any of the Key Employees or any other Transferred Employee, relating to (a) noncompetition with Predictive or GI subsequent to termination of employment therewith or (b) the maintenance of confidentiality of any information for the benefit of Predictive or GI, to the extent such information is related to the Business and Buyer's unrestricted enjoyment of the benefits thereof. Predictive shall prepare and furnish to each Transferred Employee of the Business in accordance with applicable law a Form W-2, which shall reflect all wages and compensation paid to such Transferred Employee for that portion of the calendar year in which the Closing Date occurs during which the Transferred Employee was employed by Predictive or GI in connection with the operation of the Business. It is the intent of the parties hereunder that the obligations of Buyer, Predictive and GI under this section be carried out in accordance with Section 4 of Revenue Procedure 96-60.

         9.10 Transfer Taxes. All sales, use, transfer, stamp, conveyance, or other similar taxes, duties, excises or governmental charges imposed by any taxing authority, domestic or foreign, with respect to the sale of the Assets shall be shared equally between Predictive and Buyer. Buyer shall be responsible for payment of such taxes and other government charges to such taxing authority, and Predictive shall remit to Buyer within three (3) business days after receipt of a notice of payment of such taxes or other government charges sent by Buyer an amount equal to fifty percent (50%) of such taxes or other government charges paid by Buyer. The parties shall cooperate to the extent reasonably requested and legally permitted to minimize any such taxes.

         9.11 Payment of Accrued Benefits. Promptly following Closing and in accordance with applicable law and Seller's plans and policies, Seller and GI shall pay and satisfy all of their obligations to the Transferred Employees as of the Closing Date relating to any accrued salary, bonuses or employee benefit plans covering such Persons other than for accrued vacation benefits assumed by Buyer in accordance with Section 9.12.

         9.12 Assumption of Accrued Vacation.. Buyer shall assume and shall be solely responsible for the accrued vacation benefits of the Transferred Employees in the amount set forth on Schedule 9.12 plus any additional obligations for vacation benefits covering such Persons that accrue from the date of that schedule to the Closing Date at accrual rates in accordance with the applicable benefit plans of Predictive or GI.

         9.13 Bulk Sales. Seller and Buyer shall take all action necessary to comply with the bulk sales laws of applicable jurisdictions, to the extent applicable, including but not limited to the publication, recordation and delivery of any and all statements, notices or other documents required by any such bulk transfer laws as are applicable.

         9.14 Transaction Expenses. Each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby, whether or not the Closing occurs.

         9.15 Seller Sale Transaction; Payment to Buyer. In the event Predictive or any of its Subsidiaries completes one or more Seller Sale Transactions within twelve (12) months following the Closing and the aggregate consideration payable to Predictive, its stockholders or its Subsidiaries in all such Seller Sale Transactions is estimated to exceed on a pro forma basis $18,000,000 before taking into account the payment obligation to Buyer under this Section 9.15 (the "Pro Forma Aggregate Sale Consideration"), then Predictive or its successor shall pay to Buyer an amount equal to the product of (a) the difference between the Pro Forma Aggregate Sale Consideration otherwise payable in all such Seller Sale Transactions less $18,000,000, multiplied by (b) a fraction, the numerator of which is 4,192,220 and denominator of which is the sum of the number of shares of common stock of Seller outstanding as of the date of the closing of the Seller Sale Transaction plus 4,192,220. This payment obligation is represented by the following formula: [Pro Forma Aggregate Sale Consideration - $18,000,000] X [4,192,220 / Number of outstanding shares of common stock of Predictive at closing of Seller Sale Transaction plus 4,192,220]. Predictive or its successor shall cause Buyer to be paid any amount owing to Buyer under this
Section 9.15 promptly and no later than three (3) business days following the closing of any Seller Sale Transaction in which the Pro Forma Aggregate Sale Consideration exceeds $18,000,000.


                                    ARTICLE X
      TERMINATION OF REPRESENTATIONS AND WARRANTIES; SURVIVAL OF COVENANTS


         10.01 Termination of Representations and Warranties; Survival of Covenants. All representations and warranties of the parties contained in this Agreement or incorporated herein by reference shall terminate and be of no further force or effect immediately after the Closing. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive the execution and delivery hereof and the consummation of the Transactions.


                                   ARTICLE XI
                            TERMINATION OF AGREEMENT

         11.01 Termination of Agreement. This Agreement and the transactions contemplated by this Agreement shall terminate if the Closing does not occur on or before 5:00 p.m., Eastern time, on June 15, 2003, unless extended by mutual consent in writing by Buyer and Seller and otherwise may be terminated at any time before the Closing as follows and in no other manner:

                  (a) by mutual consent in writing of Buyer and Seller; or

                  (b) by Buyer by written notice to Predictive if any event occurs which would render impossible the satisfaction of one or more conditions to Buyer's obligations to consummate the transactions contemplated by this Agreement as set forth in Section 7.03; or

                  (c) by Predictive by written notice to Buyer if any event which occurs would render impossible the satisfaction of one or more conditions to the obligations of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 7.02.

         11.02 Effect of Termination If this Agreement is terminated pursuant to
Section 11.01, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that termination is not based on a breach of a representation, warranty, agreement or covenant set forth herein. Notwithstanding the foregoing, obligations of the parties contained under Section 9.02, Section 9.14 and in the Non-Disclosure Agreement shall survive any such termination in accordance with the terms thereof.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         12.01 Amendment and Modifications. This Agreement may be amended, modified and supplemented only by written agreement between the parties hereto which states that it is intended to be an amendment or a modification of this Agreement.

         12.02 Waiver of Compliance. Any failure of any party hereto to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived in writing by the other applicable parties, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         12.03 Remedies; Waiver. To the maximum extent permitted by law, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

         12.04 Dispute Resolution.

                  (a) Negotiated Resolution. If any dispute arises (i) out of or relating to, this Agreement or any alleged breach thereof, or (ii) with respect to any of the transactions or events contemplated hereby ("Dispute"), the party desiring to resolve such Dispute shall deliver a written notice describing such Dispute with reasonable specificity to the other parties ("Dispute Notice"). If any party delivers a Dispute Notice pursuant to this Section 12.04, the parties involved in the Dispute shall meet at least twice within the thirty (30) day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such Dispute.

                  (b) Arbitration. If the Dispute is not resolved by negotiated resolution pursuant to Section 12.04(a) above, within ninety (90) days after the Dispute Notice, the Dispute shall be settled by arbitration conducted in Washington, D.C., which shall be in accordance with the rules and procedures of JAMS/Endispute then in effect with respect to commercial disputes; provided that discovery shall be limited to interrogatories, document production and other written discovery only. The arbitration of such issues, including the determination of any amount of Damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. Notwithstanding the foregoing, the arbitrator shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any party seek punitive damages relating to any matter under, arising out of or relating to this Agreement in any other forum. Except as otherwise set forth in the Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys' fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator. The parties shall instruct the arbitrator to render its decision no later than 90 days after the submission of the Dispute Notice.

         12.05 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally, (ii) telecopied to the number below (or such other changed number as such party may subsequently give notice of) between the hours of 9:00 a.m. and 5:00 p.m. local time of the recipient, with answerback receipt acknowledging telecopy delivery, (iii) delivered by reputable overnight courier or (iv) received by registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below (or to such other changed address as such party may subsequently give notice of):

If to Buyer:          Science Applications International Corporation
                      1200 Prospect Street, Mail Stop L3-B
                      La Jolla, California  92037
                      Attention: Mr. Kevin Edward Murphy
                                 Senior Vice President and
                                 Director of Mergers & Acquisitions
                      Telephone No.: (858) 826-4975
                      Telecopy No.: (858) 826-4121



With copy to:        Science Applications International Corporation
                     10260 Campus Point Drive, Mail Stop F3
                     San Diego, California  92121
                     Attention: Paul H. Greiner, Esq.
                                Deputy General Counsel
                     Telephone No.: (858) 826-7360
                     Telecopy No. (858) 826-4037

If to Predictive or GI:              Predictive Systems, Inc.
                                     19 West 44th Street, 9th Floor
                                     New York, NY  10036
                                     Attention:      Legal Department
                                     Telephone No.:  (212) 659-3400
                                     Telecopy No.:   (212) 659-3499

With copy to:                        Wilson Sonsini Goodrich & Rosati, P.C.
                                     12 East 49th Street, 30th Floor
                                     New York, New York  10017
                                     Attention:      Babak Yaghmaie, Esq.
                                     Telephone No.:  (212) 999-5800
                                     Telecopy No.:   (212) 999-5899


         12.06 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

         12.07 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict or choice of laws of the State of New York or any other jurisdiction.

         12.08 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature by telecopy shall be sufficient to evidence a party's intention to be bound hereby, provided that such party forwards his or her original signature to the other parties by first class mail or overnight delivery service.

         12.09 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

         12.10 Entire Agreement. This Agreement, including the exhibits and schedules hereto, the Seller Letter and the other agreements, documents and certificates delivered pursuant hereto together with the Non-Disclosure Agreement, set forth the final, complete and exclusive agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including without limitation the binding provisions of that certain Term Sheet dated January 24, 2003.

         12.11 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto or their successors and assigns any rights or remedies under or by reason of this Agreement.


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

         12.12 Representation by Counsel; Interpretation. The parties hereto each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and any such right is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Seller and Buyer.

         12.13 Calendar Days; Business Days. All references to days shall be deemed to refer to calendar days unless this Agreement specifically refers to "business days," in which event Saturdays, Sundays, Federal and New York State holidays shall be excluded.

                [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


"PREDICTIVE"                                                   "BUYER"

PREDICTIVE SYSTEMS, INC.,                                      SCIENCE APPLICATIONS INTERNATIONAL CORPORATION,
a Delaware corporation                                         a Delaware corporation


By:      /s/ Andrew Zimmerman                                  By:   /s/ Kevin E. Murphy
   --------------------------------------------------             --------------------------------------------------
         Andrew Zimmerman                                            Kevin E. Murphy
         Chief Executive Officer                                     Senior Vice President and
                                                                     Director of Mergers and Acquisitions


Attest:                                                        Attest:


                                                               By:
By:      /s/ Gary N. Papilsky                                        /s/ Paul H. Greiner
   --------------------------------------------------             --------------------------------------------------
         Gary N. Papilsky                                            Paul H. Greiner
         General Counsel and Secretary                               Deputy General Counsel and
                                                                     Assistant Secretary


"GI"

GLOBAL INTEGRITY CORPORATION,
a Delaware corporation



By:  /s/ Andrew Zimmerman
   --------------------------------------------------
     Andrew Zimmerman
     Chief Executive Officer


Attest:


By:      /s/ Gary N. Papilsky
   --------------------------------------------------
         Gary N. Papilsky
         General Counsel and Secretary




                Signature Page to Asset Purchase Agreement among
                 Science Applications International Corporation,
            Predictive Systems, Inc. and Global Integrity Corporation